SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2016

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23-2679963
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Appointment of Principal Officers

(c) On March 8, 2016, USA Technologies, Inc. (the “Company”) appointed Michael K. Lawlor, age 54, as Chief Services Officer (“CSO”). Mr. Lawlor had previously served as the Company’s Senior Vice President of Sales and Business Development since June 2010 pursuant to which he had been responsible for the Company’s sales and business development efforts. In his new role as CSO, Mr. Lawlor will be responsible for overseeing the Company’s ePort Connect Service, including delivery to customers of the ePort Connect suite of cashless payment, consumer engagement, loyalty and telemetry services, customer service and support, premium support services, Knowledge Base, and strategic partner development.

Mr. Lawlor’s annual base salary is $235,000. He is eligible to participate in the Company’s Fiscal Year 2016 Short-Term Incentive Plan (the “2016 STI Plan”) and Fiscal Year 2016 Long-Term Stock Incentive Plan (the “2016 LTI Stock Plan”) established for the executive officers of the Company. If all of Mr. Lawlor’s target goals are achieved under the 2016 STI Plan, he would earn a cash bonus of 20% of base salary, and if all of the maximum distinguished target goals are achieved, he would earn a cash bonus of 40% of base salary. If all of the year-over-year percentage target goals are achieved under the 2016 LTI Stock Plan, Mr. Lawlor would be awarded shares having a value of 75% of base salary, and if all of the maximum distinguished year-over-year percentage target goals are achieved, Mr. Lawlor would be awarded shares having a value of 150% of base salary. On January 12, 2016, Mr. Lawlor was granted incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, to purchase up to 75,000 shares of common stock of the Company at an exercise price of $2.94 per share. The options vest as follows: one-third on January 12, 2017; one-third on January 12, 2018; and one-third on January 12, 2019. The options expire if not exercised prior to January 12, 2023. Except for Mr. Lawlor’s new role as CSO, and the foregoing compensation arrangements, the terms of Mr. Lawlor’s employment with the Company will remain the same as previously reported.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: March 14, 2016	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chairman and Chief Executive Officer